<PLAINTEXT>

                                         Morgan Stanley
                                         Charter Series

                         September 2008
                         Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated May 1, 2008, and the Prospectus Supplement dated September 17, 2008.
                                                       Issued: October 31, 2008

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.



                    1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005  2006   2007    2008
FUND                 %       %    %    %    %      %       %     %       %      %     %      %     %      %       %
------------------------------------------------------------------------------------------------------------------------
Charter Campbell.    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    3.1  (15.0)   0.1
                                                                      (3 mos.)                                 (9 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Aspect...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6) 10.5   4.4     3.7
                  (10 mos.)                                                                                    (9 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Graham...    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)  4.6   13.2    12.9
                                                (10 mos.)                                                      (9 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter WCM......    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)  (2.4)  10.4    4.1
                                                (10 mos.)                                                      (9 mos.)
------------------------------------------------------------------------------------------------------------------------

                  INCEPTION-  COMPOUND
                   TO-DATE   ANNUALIZED
                    RETURN     RETURN
FUND                  %          %
---------------------------------------
Charter Campbell.   11.4        1.8

---------------------------------------
Charter Aspect...   88.2        4.4

---------------------------------------
Charter Graham...   148.6       10.0

---------------------------------------
Charter WCM......   17.3        1.7

---------------------------------------

DEMETER MANAGEMENT CORPORATION

522 Fifth Avenue, 13th Floor
New York, NY 10036
Telephone (212) 296-1999

Morgan Stanley Charter Series
Monthly Report
September 2008

Dear Limited Partner:

  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Funds as of September 30, 2008 was as follows:

                                                % CHANGE
                       FUND              N.A.V. FOR MONTH
                       ----------------------------------
                       Charter Campbell  $11.14  -1.88%
                       ----------------------------------
                       Charter Aspect    $18.82    3.51%
                       ----------------------------------
                       Charter Graham    $24.86    1.70%
                       ----------------------------------
                       Charter WCM       $11.73  -0.07%
                       ----------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

  The trading results by sector chart indicates the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below the chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

  After the November 30, 2008 monthly close, Demeter Management Corporation ("Demeter") will no longer offer for purchase or exchange units of limited partnership interest ("Units") in Charter Aspect, Charter Graham, and Charter WCM*. For more information, please contact your Financial Advisor and refer to your Morgan Stanley Charter Series Supplement dated September 17, 2008.

*It is possible that there may not be sufficient Units of Charter WCM available for sale through the November 30, 2008 monthly closing to satisfy all subscription and exchange requests. As a result, subscription and exchange requests for Charter WCM will be handled on a first-come, first-served basis, with Demeter reserving the right to handle special situations in its sole discretion.

DEMETER MANAGEMENT CORPORATION
(continued)


  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Walter J. Davis
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.

                      This page intentionally left blank.

MORGAN STANLEY CHARTER CAMPBELL L.P.

                                    [CHART]

                                 Month ended             YTD ended
                             September 30, 2008      September 30, 2008
                             ------------------      ------------------
Currencies                       -1.62%                     -0.61%
Global Interest Rates            -1.07%                     -3.35%
Global Stock Indices              1.84%                      8.30%
Energies                         -0.64%                      0.76%
Metals                            0.22%                      0.27%


Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the currency, global interest rate, and energy sectors. These losses were partially offset by gains recorded in the global stock index and metals sectors.

Within the currency sector, long positions in the Mexican peso and Australian dollar versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against these currencies in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession. Elsewhere, losses were incurred from short positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen spiked higher against the U.S. dollar after extreme volatility in global financial markets resulted in a reduction in carry-trade positions.

Additional losses were experienced within the global interest rate sector from short positions in European fixed-income futures as prices increased amid a sharp drop in the global equity markets and worries regarding the fundamental health of the U.S. financial system, thereby spurring a global
"flight-to-safety".

MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)


Smaller losses were recorded within the energy sector from long futures positions in crude oil and gas oil as prices declined amid news that Hurricane Gustav did not significantly damage oil facilities in the Gulf of Mexico and fears that stalling global economic growth may curtail energy demand.

Within the global stock index sector, short positions in U.S., European, and Pacific Rim equity index futures resulted in gains as prices moved sharply lower amid unprecedented U.S. financial market turmoil following news of the collapse of a major U.S. investment bank and the government rescue of a U.S. insurance giant. Furthermore, U.S. equity markets plunged on Monday, September 29, 2008 after the U.S. House of Representatives rejected the Economic Stabilization Act of 2008, which would have allowed the U.S. Treasury to purchase troubled mortgage-backed securities from U.S. financial institutions. As a result, the Dow Jones Industrial Average Index fell 777 points (-6.89%), its largest point-loss in history, while the S&P 500 Index dropped 106 points (-8.79%).

Smaller gains were recorded within the metals markets from short futures positions in copper and zinc as prices moved lower on concerns that losses in the financial markets may further weaken the global economy and erode demand for base metals.

MORGAN STANLEY CHARTER ASPECT L.P.

                                    [CHART]

                            Month ended               YTD ended
                        September 30, 2008        September 30, 2008
                        ------------------        ------------------
Currencies                     -2.13%                   -3.78%
Global Interest Rates           1.33%                    4.59%
Global Stock Indices            3.08%                    6.01%
Energies                       -0.04%                    1.57%
Metals                          2.22%                    1.71%
Agriculturals                  -0.46%                    1.08%


Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded gains across the global stock index, metals, and global interest rate sectors. These gains were partially offset by losses incurred in the currency, agricultural, and energy markets.

Within the global stock index sector, short positions in U.S., European, and Pacific Rim equity index futures resulted in gains as prices moved sharply lower amid unprecedented U.S. financial market turmoil following news of the collapse of a major U.S. investment bank and the government rescue of a U.S. insurance giant. Furthermore, U.S. equity markets plunged on Monday, September 29, 2008 after the U.S. House of Representatives rejected the Economic Stabilization Act of 2008, which would have allowed the U.S. Treasury to purchase troubled mortgage-backed securities from U.S. financial institutions. As a result, the Dow Jones Industrial Average Index fell 777 points (-6.89%), its largest point-loss in history, while the S&P 500 Index dropped 106 points (-8.79%).

Additional gains were recorded within the metals markets from short futures positions in copper, aluminum, nickel, and zinc as prices moved lower on concerns that losses in the financial markets may further weaken the global economy and erode demand for base metals.

MORGAN STANLEY CHARTER ASPECT L.P.
(continued)


Further gains were experienced within the global interest rate sector from long positions in U.S. and Australian fixed-income futures as prices sharply increased amid the aforementioned drop in the global equity markets and worries regarding the fundamental health of the U.S. financial system, thereby spurring a "flight-to-safety". Additionally, U.S. interest rate futures prices moved higher on speculation that the U.S. Federal Reserve may lower borrowing costs at its next policy meeting due to the signs of a possible economic recession in the U.S.

Within the currency sector, long positions in the euro, Mexican peso, and South African rand versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against these currencies in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession. Elsewhere, losses were incurred from short positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen spiked higher against the U.S. dollar after extreme volatility in global financial markets resulted in a reduction in carry-trade positions. Further losses were recorded from short positions in the euro versus the Norwegian krone as the value of the Norwegian krone decreased relative to the euro after slowing global economic growth prevented Norway's central bank from raising its benchmark interest rate.

Additional losses were experienced within the agricultural markets from long positions in cocoa futures as prices reversed lower following news of a rise in exports from the Ivory Coast, the world's largest producer. Meanwhile, long futures positions in the soybean complex and corn resulted in losses as prices decreased following news that rain in the main U.S. growing region may aid crop development and on growing investor sentiment that a slowing U.S. economy would result in decreased demand for alternative biofuels.

Smaller losses were incurred within the energy sector from long futures positions in gasoline and gas oil as prices declined amid news that Hurricane Gustav did not significantly damage oil facilities in the Gulf of Mexico and fears that stalling global economic growth may curtail energy demand.

MORGAN STANLEY CHARTER GRAHAM L.P.

                                    [CHART]


                          Month ended              YTD ended
                       September 30, 2008      September 30, 2008
                       ------------------      ------------------
Currencies                  -3.76%                  0.91%
Global Interest Rates        1.27%                  0.32%
Global Stock Indices         4.03%                  8.49%
Energies                     0.52%                  7.49%
Metals                       0.06%                 -0.51%
Agriculturals                0.48%                  0.80%


Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded gains across the global stock index, global interest rate, energy, agricultural, and metals sectors. These gains were partially offset by losses incurred in the currency markets.

Within the global stock index sector, short positions in U.S., European, and Pacific Rim equity index futures resulted in gains as prices moved sharply lower amid unprecedented U.S. financial market turmoil following news of the collapse of a major U.S. investment bank and the government rescue of a U.S. insurance giant. Furthermore, U.S. equity markets plunged on Monday, September 29, 2008 after the U.S. House of Representatives rejected the Economic Stabilization Act of 2008, which would have allowed the U.S. Treasury to purchase troubled mortgage-backed securities from U.S. financial institutions. As a result, the Dow Jones Industrial Average Index fell 777 points (-6.89%), its largest point-loss in history, while the S&P 500 Index dropped 106 points (-8.79%).

MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)


Within the global interest rate sector, long positions in U.S. fixed-income futures experienced gains as prices sharply increased amid the aforementioned drop in the global equity markets and worries regarding the fundamental health of the U.S. financial system, thereby spurring a global "flight-to-safety". Additionally, U.S. interest rate futures prices moved higher on speculation that the U.S. Federal Reserve may lower borrowing costs at its next policy meeting due to the signs of a possible economic recession in the U.S.

Within the energy sector, short futures positions in crude oil and its related products recorded gains as prices declined amid news that Hurricane Gustav did not significantly damage oil facilities in the Gulf of Mexico and fears that stalling global economic growth may curtail energy demand.

Additional gains were experienced within the agricultural markets from short positions in cotton futures as prices dropped to a one-year low after the U.S. Department of Agriculture reported exports remained below average due to a decline in demand.

Smaller gains were recorded within the metals markets from short futures positions in copper and aluminum as prices moved lower on concerns that losses in the financial markets may further weaken the global economy and erode demand for base metals.

Within the currency sector, long positions in the Brazilian real, Mexican peso, South African rand, and Turkish lira versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against these currencies in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession.

MORGAN STANLEY CHARTER WCM L.P.

                                    [CHART]

                            Month ended            YTD ended
                       September 30, 2008       September 30, 2008
                       ------------------       ------------------
Currencies                    -1.33%                    0.85%
Global Interest Rates          0.56%                    4.34%
Global Stock Indices           3.10%                    2.87%
Energies                      -1.30%                    1.81%
Metals                         0.16%                    0.66%
Agriculturals                 -0.69%                    1.24%


Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded gains across the global stock index, global interest rate, and metals sectors. These gains were offset by losses incurred in the currency, energy, and agricultural markets.

Within the global stock index sector, short positions in U.S., European, and Pacific Rim equity index futures resulted in gains as prices moved sharply lower amid unprecedented U.S. financial market turmoil following news of the collapse of a major U.S. investment bank and the government rescue of a U.S. insurance giant. Furthermore, U.S. equity markets plunged on Monday, September 29, 2008 after the U.S. House of Representatives rejected the Economic Stabilization Act of 2008, which would have allowed the U.S. Treasury to purchase troubled mortgage-backed securities from U.S. financial institutions. As a result, the Dow Jones Industrial Average Index fell 777 points (-6.89%), its largest point-loss in history, while the S&P 500 Index dropped 106 points (-8.79%).

MORGAN STANLEY CHARTER WCM L.P.
(continued)


Within the global interest rate sector, long positions in U.S. and European fixed-income futures experienced gains as prices sharply increased amid the aforementioned drop in the global equity markets and worries regarding the fundamental health of the U.S. financial system, thereby spurring a global "flight-to-safety". Additionally, U.S. interest rate futures prices moved higher on speculation that the U.S. Federal Reserve may lower borrowing costs at its next policy meeting due to the signs of a possible economic recession in the U.S.

Smaller gains were recorded within the metals markets from short futures positions in nickel and aluminum as prices moved lower on concerns that losses in the financial markets may further weaken the global economy and erode demand for base metals.

Within the currency sector, long positions in the euro and Australian dollar versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against these currencies in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession. Elsewhere, losses were incurred from short positions in the Japanese yen versus the U.S. dollar and euro as the value of the Japanese yen spiked higher against these currencies after extreme volatility in global financial markets resulted in a reduction in carry-trade positions.

Additional losses were experienced within the energy sector from long futures positions in crude oil and its related products as prices declined amid news that Hurricane Gustav did not significantly damage oil facilities in the Gulf of Mexico and fears that stalling global economic growth may curtail energy demand.

Smaller losses were recorded within the agricultural markets from long futures positions in the soybean complex and corn as prices decreased following news that rain in the main U.S. growing region may aid crop development and on growing investor sentiment that a slowing U.S. economy would result in decreased demand for alternative biofuels.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED SEPTEMBER 30, 2008 (UNAUDITED)

                                    MORGAN STANLEY                MORGAN STANLEY                 MORGAN STANLEY
                                 CHARTER CAMPBELL L.P.          CHARTER ASPECT L.P.           CHARTER GRAHAM L.P.
                             ----------------------------  ----------------------------  -----------------------------
                                           PERCENTAGE OF                 PERCENTAGE OF                  PERCENTAGE OF
                                         SEPTEMBER 1, 2008             SEPTEMBER 1, 2008              SEPTEMBER 1, 2008
                                             BEGINNING                     BEGINNING                      BEGINNING
                               AMOUNT     NET ASSET VALUE    AMOUNT     NET ASSET VALUE     AMOUNT     NET ASSET VALUE
                             ----------  ----------------- ----------  ----------------- -----------  -----------------
                                 $               %             $               %              $               %
INVESTMENT INCOME
  Interest income (Note 2)      161,813          .08          134,013          .08           394,363          .08
                             ----------        -----       ----------        -----       -----------        -----

EXPENSES
  Brokerage fees (Note 2)       975,704          .50          809,725          .50         2,414,090          .50
  Management fees               430,937          .22          269,908          .17           804,697          .16
                             ----------        -----       ----------        -----       -----------        -----
   Total Expenses             1,406,641          .72        1,079,633          .67         3,218,787          .66
                             ----------        -----       ----------        -----       -----------        -----

NET INVESTMENT LOSS          (1,244,828)        (.64)        (945,620)        (.59)       (2,824,424)        (.58)
                             ----------        -----       ----------        -----       -----------        -----

TRADING RESULTS
Trading profit (loss):
  Realized                    1,241,302          .64        8,567,414         5.29        37,861,285         7.84
  Net change in unrealized   (3,667,481)       (1.88)      (1,932,684)       (1.19)      (26,835,546)       (5.56)
                             ----------        -----       ----------        -----       -----------        -----
   Total Trading Results     (2,426,179)       (1.24)       6,634,730         4.10        11,025,739         2.28
                             ----------        -----       ----------        -----       -----------        -----

NET INCOME (LOSS)            (3,671,007)       (1.88)       5,689,110         3.51         8,201,315         1.70
                             ==========        =====       ==========        =====       ===========        =====

                                   MORGAN STANLEY
                                  CHARTER WCM L.P.
                             --------------------------
                                         PERCENTAGE OF
                                       SEPTEMBER 1, 2008
                                           BEGINNING
                              AMOUNT    NET ASSET VALUE
                             --------  -----------------
                                $              %
INVESTMENT INCOME
  Interest income (Note 2)    100,736         .08
                             --------        ----

EXPENSES
  Brokerage fees (Note 2)     628,874         .50
  Management fees             209,624         .17
                             --------        ----
   Total Expenses             838,498         .67
                             --------        ----

NET INVESTMENT LOSS          (737,762)       (.59)
                             --------        ----

TRADING RESULTS
Trading profit (loss):
  Realized                   (262,947)       (.21)
  Net change in unrealized    918,896         .73
                             --------        ----
   Total Trading Results      655,949         .52
                             --------        ----

NET INCOME (LOSS)             (81,813)       (.07)
                             ========        ====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED SEPTEMBER 30, 2008 (UNAUDITED)

                                MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                             CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                     ------------------------------------  ------------------------------------ ----------------------------
                          UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                     --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                          $          $                         $          $                          $

Net Asset Value,
 September 1, 2008   17,192,371.860  195,140,806   11.35   8,908,984.581  161,945,056   18.18   19,749,111.143  482,817,951

Net Income (Loss)          --         (3,671,007)   (.21)        --         5,689,110     .64         --          8,201,315
Redemptions            (482,041.496)  (5,369,942)  11.14    (129,731.702)  (2,441,551)  18.82     (297,543.869)  (7,396,941)
Subscriptions              --             --         --      149,246.467    2,808,818   18.82      405,059.006   10,069,767
                     --------------  -----------           -------------  -----------           --------------  -----------

Net Asset Value,
 September 30, 2008  16,710,330.364  186,099,857   11.14   8,928,499.346  168,001,433   18.82   19,856,626.280  493,692,092
                     ==============  ===========           =============  ===========           ==============  ===========

                                         MORGAN STANLEY
                                        CHARTER WCM L.P.
                     ----------------------------------------------
                     PER UNIT      UNITS         AMOUNT    PER UNIT
                     -------- --------------  -----------  --------
                        $                          $          $

Net Asset Value,
 September 1, 2008    24.45   10,718,689.906  125,774,716   11.73

Net Income (Loss)       .41         --            (81,813)   --
Redemptions           24.86     (109,544.280)  (1,284,954)  11.73
Subscriptions         24.86      244,912.694    2,872,826   11.73
                              --------------  -----------

Net Asset Value,
 September 30, 2008   24.86   10,854,058.320  127,280,775   11.73
                              ==============  ===========


  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (individually, a "Partnership", and collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits each Partnership with interest income on 100% of its average daily funds held at MS&Co. and MSIP to meet margin requirements at a rate approximately equivalent to what the commodity brokers pay other similar customers on margin deposits. In addition, MS&Co. credits at each month end each Partnership with interest income on 100% of such Partnership's assets not deposited as margin at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during the month. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

  The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership, except Charter Campbell, are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs. Effective December 1, 2008, the Partnership will no longer offer units for purchase or exchange.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their Units among Charter Aspect, Charter
Graham, and Charter WCM (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges. Effective December 1, 2008, the Partnership will no longer offer units for purchase or exchange.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to MS&Co. as described in Note 1. Each Partnership's cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited ("Aspect")

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited ("Winton")

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/6 of 1% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits paid on a monthly basis.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
  Charter Aspect and Charter WCM each pays an incentive fee to Aspect and Winton, respectively, based upon the performance of each trading advisor beginning December 1, 2006, without regard to any losses incurred by the prior trading advisor(s).

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)


Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.

This report is based on information from multiple sources and Morgan Stanley makes no representation as to the accuracy or completeness of information from sources outside of Morgan Stanley.

                    Demeter Management Corporation
                    522 Fifth Avenue, 13/th/ Floor
                    New York, NY 10036
[LOGO] Morgan Stanley


ADDRESS SERVICE REQUESTED


 LOGO
CHT 38280-09
                                   PRESORTED
                               FIRST CLASS MAIL
                                 U.S. POSTAGE
                                     PAID
                                  PERMIT #374
                                 LANCASTER, PA